Exhibit 99.1

NEWS BULLETIN
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Old Republic International Corporation
307 North Michigan Avenue, Chicago, IL 60601-5382 312/346-8100
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For Further Information:

AT OLD REPUBLIC:                        AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro                             George Zagoudis
Chairman & CEO                          General Information
(312) 346-8100                          (312) 640-6663
                                        gzagoudis@financialrelationsboard.com

AT FINANCIAL RELATIONS BOARD:           AT FINANCIAL RELATIONS BOARD:
Leslie Loyet                            Tim Grace
Analysts/Investors                      Media Inquiries
(312) 640-6672                          (312) 640-6667
lloyet@financialrelationsboard.com      tgrace@financialrelationsboard.com
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FOR IMMEDIATE RELEASE                                                 NYSE: ORI
MONDAY, JANUARY 24, 2005

                              OLD REPUBLIC TO INCUR
              SPECIAL CHARGES OF $25.5 MILLION AGAINST 2004 RESULTS


Chicago, IL - January 24, 2005 - Old Republic  International  Corporation (NYSE:
ORI), today announced that it would record special post tax charges of approximately $25.5 million, or 14 cents per share in its fourth quarter and year end 2004 results due to be released on Thursday, January 27, 2005. Nearly 75% of the charge represents an increase of reserves previously posted and stems from a ruling on January 20 by the California Court of Appeals affirming a prior trial court verdict against Old Republic Title Company. The remainder covers a write down of previously deferred acquisition costs applicable to a life insurance product discontinued near year-end 2004.

For the first nine months of 2004, Old Republic reported diluted net operating earnings per share of $1.73 and net income of $1.81. For all of 2003 such earnings were $2.44 and $2.51 respectively, and for the final quarter of 2003, they were $0.59 and $0.62, respectively.

About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages primarily in the property and liability, mortgage guaranty, and title insurance fields. One of the nation's 50 largest publicly owned insurance organizations, Old Republic has assets of nearly $10.4 billion and capitalization of $3.9 billion. Its current stock market valuation is approximately $4.4 billion.

For the latest news releases and other corporate documents on Old Republic International visit www.oldrepublic.com.


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